Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

KCS Announces Delay in Filing of Form 10-K

Kansas City, MO, April 3, 2006 – Kansas City Southern (“KCS” or the “Company”) (NYSE: KSU) announced today that it was unable to file its Form 10-K for the year ended December 31, 2005, on March 31, 2006. The Company previously announced in a press release dated March 17, 2006, that it had filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission to extend the initial filing deadline for its Form 10-K to March 31.

The Company was unable to complete and timely file its Form 10-K for the following reasons:

•	the Company’s inability to complete the integration of financial information from its wholly-owned subsidiary, Kansas City Southern de México, S.A. de C.V. (“KCSM”), into the Company’s consolidated financial statements;

•	the Company’s inability to complete its final internal reconciliation of its consolidated financial statements;

•	the Company’s inability to timely provide the information required for its independent registered public accounting firm, KPMG LLP (“KPMG”), to complete its audit of the Company’s consolidated financial statements; and

•	KCSM’s inability to timely obtain a consent from its prior independent public accounting firm necessary to allow KPMG to issue its audit opinion for the Company’s consolidated financial statements.

The Company is currently unable to estimate the anticipated filing date for its Form 10-K. The Company is working diligently to complete the necessary review processes and intends to file the Form 10-K as soon as possible.

The Company also announced that its subsidiaries, Grupo Transportación Ferroviaria Mexicana, S.A. de C.V. and KCSM, each filed a notification of late filing on Form 12b-25 with the Securities and Exchange Commission today, extending the deadline to file their respective annual reports on Form 10-K for up to fifteen days. The companies each require additional time to complete the preparation of their audited financial statements and Form 10-K and expect to make the filings within the 15 day extension period.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.